                                                      Pursuant to Rule 424(b)(3)
                                                           promulgated under the
                                                          Securities Act of 1933
                                                     Registration No. 333-32676.

                                   PROSPECTUS

                                1,650,477 Shares

                                 C-COR.net Corp.

                                  Common Stock
                                  -------------

     The common stock, $.05 par value per share, is traded on The Nasdaq National Market under the symbol "CCBL". On March 24, 2000, the reported closing price of the common stock was $48.9375 per share. Of the 1,650,477 shares offered, we are offering to sell 46,900 shares to holders of options for common stock granted under the C-COR.net Stock Option Plan (For Employees of Worldbridge Broadband Services , Inc.) (formerly known as the "Worldbridge Broadband Services, Inc. 1998 Stock Option/Stock Issuance Plan") and/or certain stock option agreements, at option exercise prices of either $0.86 or $7.56 per share. We assumed the Plan and the option agreements, and the options granted thereunder in connection with a merger transaction with Worldbridge on February 18, 2000.

     The remaining 1,603,577 shares are being offered by the selling shareholders listed in this prospectus. The selling shareholders may sell their shares from time to time on the Nasdaq National Market or otherwise.

                                  -------------

     An investment in the shares offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

                                  -------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ____________

                The date of this prospectus is March 24, 2000

                                TABLE OF CONTENTS


SUMMARY .....................................................................3

RISK FACTORS ................................................................4

FORWARD LOOKING STATEMENTS .................................................13

THE PLAN ...................................................................14

NON-QUALIFIED STOCK OPTION AGREEMENTS ......................................19

USE OF PROCEEDS ............................................................22

SELLING SHAREHOLDERS .......................................................22

PLAN OF DISTRIBUTION .......................................................25

THE COMPANY ................................................................29

LEGAL MATTERS ..............................................................30

EXPERTS ....................................................................30

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............................32

WHERE YOU CAN FIND MORE INFORMATION ........................................33

                                    SUMMARY

--------------------------------------------------------------------------------

                                 The Offering

Securities Offered ......................    Up to 1,650,477 shares of our
                                             common stock, $.05 par value per
                                             share.

Nasdaq Symbol ...........................    CCBL

Offeror .................................    1,603,577 shares of common stock
                                             are being offered by the selling
                                             shareholders listed in this
                                             prospectus. We are offering
                                             46,900 shares of common stock
                                             upon the exercise of all of the
                                             options outstanding under the
                                             C-COR.net Stock Option Plan (For
                                             Employees of Worldbridge
                                             Broadband Services, Inc.) and/or
                                             certain option agreements which
                                             we assumed in connection with a
                                             merger transaction with
                                             Worldbridge.

Use of Proceeds .........................    We will not receive any of the
                                             proceeds from the sale of the
                                             1,603,577 shares of common stock
                                             offered by the selling
                                             shareholders. Of the 46,900 shares
                                             offered upon exercise of options,
                                             we are offering 20,602 shares at
                                             an exercise price of $0.86 per
                                             share and 26,298 shares at an
                                             exercise price of $7.56 per share.
                                             We could receive up to $216,531
                                             upon the exercise of all of the
                                             options.

                        Our Address and Telephone Number

Our principal executive offices are located at 60 Decibel Road, State College, PA 16801, and the telephone number is (814) 238-2461.

--------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the following factors before deciding to invest in the shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. Please refer to "Forward Looking Statements" on page 13.


Our customer base consists of a small number of customers in a single industry.

     Historically, we have provided cable network transmission equipment to cable operators in the United States and internationally. Most of our sales have been to relatively few customers. Sales to our ten largest customers accounted for approximately 69% of net sales in fiscal 1997, 73% of net sales in fiscal 1998 and 75% of net sales in fiscal 1999.

     During the past 18 months there has been significant consolidation of ownership of domestic cable systems. For example, on January 10, 2000, America Online, Inc. and Time Warner, Inc., a customer of both us and our wholly owned subsidiary, Worldbridge Broadband Services, Inc. ("Worldbridge"), entered into an Agreement and Plan of Merger with the surviving entity being AOL Time Warner, Inc. As a result, we expect that the concentration of our sales among a small number of customers will continue for the foreseeable future. Almost all of our sales are made on a purchase order basis and none of our customers have entered into long-term agreements requiring them to purchase our products. The loss of, or any reduction in orders from, a significant customer would harm our business. We expect that the consolidation of our customer base may result in delays in receiving new orders or a reduction in the size of orders for our products.

A decline in capital spending in the cable industry could substantially reduce our revenue.

     Almost all of our sales have been to cable operators and we expect this to continue for the foreseeable future. Demand for our products depends significantly upon the size and timing of capital spending by cable operators for constructing, rebuilding or upgrading their systems. We cannot accurately predict the growth patterns of cable operators' spending, but we believe these patterns depend on a variety of factors, including:

     . overall demand for cable services and the acceptance of new broadband services, such as Internet, telephony, video-on-demand and digital television;

     . competitive pressures, including the availability of alternative delivery technologies, such as direct broadcast satellite, digital subscriber line and local multipoint distribution services;

     . access to financing;

     . cable operators' annual budget cycles;

     . the status of federal, local and foreign government regulation of telecommunications and television broadcasting; and

     . fewer construction and upgrade projects typically occurring in winter months, and the effect of inclement weather.

We may be unable to manage the numerous risks and challenges associated with our recent acquisitions of Convergence, SVCI, ACSI and Worldbridge and that could adversely affect our operations and financial condition.

     Recently we have experienced significant growth, including the acquisitions of Convergence.com Corporation ("Convergence"), Silicon Valley Communications, Inc. ("SVCI"), Advanced Communications Services Incorporated ("ACSI") and Worldbridge. These acquisitions have placed, and we expect will continue to place, a significant strain on our personnel, management and other resources.

     We acquired Convergence, an Atlanta, Georgia provider of Internet-enabling technical services, in July 1999 to enable us to offer an integrated package of technical services and products, including access to broadband Internet and high speed data capabilities. Our ability to successfully market these newly acquired services and products depends on:

     . the evolution and growth of the market for high speed Internet and broadband services;

     . assimilating Convergence's operations, research and development, products, personnel and culture with ours;

     . our ability to successfully develop, manufacture and gain market acceptance of Convergence's services and products; and

     . retaining Convergence's key personnel.

     We acquired SVCI, a Santa Clara, California supplier of fiber optic products, in September 1999 to strengthen our product offering of fiber-optic transmission equipment. Our acquisition of SVCI presents us with several challenges, including:

     . interfacing and integrating SVCI's fiber optic product line with our existing product line;

     . maintaining quality control of our expanded product line;

     . integrating SVCI's operations and culture with ours, including the consolidation of separate sales organizations, engineering capabilities, manufacturing operations and support functions; and

     . retaining SVCI's key employees, particularly in the engineering and sales area.

     On January 28, 2000, we completed the purchase of substantially all of the assets of ACSI, a Riverside, California provider of advanced network engineering services to the broadband industry. This acquisition strengthens our engineering and technical services capability. We face several challenges relating to this acquisition, including:

     . integrating ACSI's operations and culture with ours;

     . managing geographically dispersed operations; and

     . retaining key management, operations, and technical personnel.

     On February 18, 2000, we completed a merger with Worldbridge, a Lakewood, Colorado-based provider of outsourced technical and systems integration services and operational consulting and advisory services for the broadband telecommunications industry. This acquisition strengthens our engineering, technical and service offerings to cable operators. We face several challenges relating to this acquisition, including:

     . integrating Worldbridge's operations and culture with ours;

     . managing geographically dispersed operations; and

     . retaining key management, operations, and technical personnel.

     We cannot assure you that we will be able to successfully address the challenges that these acquisitions present. Our failure to do so would likely materially and adversely affect our business, financial condition and operating results.

Reselling of stock issued in connection with our recent acquisitions may adversely affect our stock price.

     Certain contractual limitations relating to shares issued to the Convergence and SVCI shareholders lapsed on various dates in January and February 2000, and as a result, 3,170,908 shares have become eligible for resale. Additionally, 356,740 shares issuable upon exercise of warrants became eligible for resale on various dates in January and February 2000. If a large portion of these shares is sold during a limited period of time, our stock price will likely experience volatility and may fall.

     Certain contractual limitations relating to shares issued to the Worldbridge stockholders will lapse in April 2000, and as a result, 1,072,204 shares will become eligible for resale. Additionally, 100,639 shares issuable upon exercise of options will become eligible for resale in April 2000. If a large portion of these shares is sold during a limited period of time, our stock price will likely experience volatility and may fall.

If AT&T decides not to deploy our fiber optic products currently being used in the Salt Lake City, Utah field trial, our financial results would likely be adversely affected.

     Our next generation MiniNode and MuxNode fiber optic products are being used in AT&T's LightWire Neighborhood Broadband System concept testing field trial in Salt Lake City, Utah. If the field trial does not result in widespread deployment of the LightWire system, our future revenues would be adversely affected. Likewise, if this new system is deployed but does not include our MiniNode and MuxNode products, our future revenues would be adversely affected.

We could be adversely affected if broadband communications do not develop rapidly.

     Our core products are cable network transmission equipment for hybrid fiber coax networks, commonly known as HFC networks. HFC networks can be used to transport Internet, telephony, video-on-demand and digital television. A significant part of the current demand for our products depends on our customers' desire to upgrade their existing networks and offer Internet and telephony services in addition to cable television service. There are, however, competing technologies such as direct broadcast satellite, digital subscriber line and local multipoint distribution services that can provide these upgraded services to end users. Improvements in a competing technology could result in significant price and/or performance advantages for that technology which, in turn, could reduce demand for our products.

     It is difficult for us to accurately predict the broadband communications market's future growth rate, size and technological direction because the market is in a relatively early stage of development. As this market matures, it is possible that cable operators, telephone companies or other suppliers of broadband wireless and satellite services will decide to adopt alternative technologies or standards that are incompatible with our products. If we are unable to design, manufacture and market products that incorporate or are compatible with these new technologies or standards, our business would suffer.

If we are unable to design, manufacture and market new products in a timely manner, we may not remain competitive.

     The broadband communications market, which includes Internet and telephony services, is characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must design, manufacture and market new products that provide increasingly higher levels of performance and reliability. Our inability to design, manufacture and market these products or to achieve broad commercial acceptance of these products would have an adverse effect on our business.

If we are unable to profitably increase network management service revenue, our financial results could be adversely affected.

     Our ability to increase network management service revenue depends on many factors that are beyond our control. For example:

     . our customers may decide not to outsource to third parties;

     . we may be unable to compete effectively with our competitors, particularly those with greater financial, technical, marketing and other resources; and

     . we may be unable to hire and retain enough qualified technical and management personnel to support our growth plans.

     In addition, the pricing structure and investment required in the network management services business are not well established. We may be unable to establish a business strategy that generates adequate profitability or an adequate return on investment.

If we are unable to retain our key personnel or recruit additional key personnel in the future, then we may be unable to execute our business strategy.

     Our success depends on our ability to hire, retain and motivate highly qualified personnel. Competition for qualified technical and other personnel is intense and we may not successfully attract or retain such personnel. Competitors and others in the past have recruited our employees and may do so in the future. While we require our employees to sign customary agreements concerning confidentiality and ownership of inventions, we generally do not have employment contracts or noncompetition agreements with our personnel. If we lose any of our key personnel, are unable to attract qualified personnel or are delayed in hiring required personnel, particularly engineers and other technical personnel, our business could be negatively affected.

Our reliance on several key components, subassemblies and modules used in the manufacture of our products could restrict production.

     We obtain many components, subassemblies and modules necessary for manufacturing our products from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our increasing reliance on subcontractors, involves several risks. These risks include a potential inability to obtain an adequate supply of required components, subassemblies or modules, and reduced control over pricing, quality and timely delivery of these components, subassemblies or modules. We do not generally maintain long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstances, requiring us to seek alternative sources of supply, could affect our ability to ship our products on a timely basis, which could damage our relationships with current and prospective customers and harm our business.

Changes in international trade laws, regulations or the political climate in Mexico could hinder our production capacity.

     We operate a manufacturing facility in Tijuana, Mexico that provides a significant portion of our production capacity. This operation is exposed to certain risks as a result of its location, including:

     . changes in international trade laws, such as the North American Free
       Trade Agreement, affecting our import and export activities;

     . changes in, or expiration of, the Mexican government's Maquiladora program, which provides economic benefits to us;

     . changes in labor laws and regulations affecting our ability to hire and retain employees;

     . fluctuations of foreign currency and exchange controls;

     . potential political instability and changes in the Mexican government;

     . potential regulatory changes; and

     . general economic conditions in Mexico.

     Any of these risks could interfere with the operation of this facility and result in reduced production, increased costs, or both. In the event that this facility's production capacity is reduced, we could fail to ship products on schedule and could face a reduction in future orders from dissatisfied customers. If our costs to operate this facility increase, our margins would decrease. Reduced shipments and margins would have an adverse affect on our financial results and could lead to a decline in our stock price.

Our competitors, some of whom are larger and more established, may have a competitive advantage over us.

     The market for cable network transmission equipment is extremely competitive and is characterized by rapid technological change. Our current competitors include significantly larger companies with greater financial, technical, marketing and other resources. Additional competition could come from new entrants in the broadband communications equipment market. These existing and potential competitors may be in a better position to withstand any significant reduction in capital spending by cable operators and to keep pace with changes in technology. If any of our competitors' products or technologies become the industry standard, our business could be seriously harmed. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

We expect to need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

     We currently anticipate that our existing cash balance (which includes the proceeds of our recent public offering of common stock), available line of credit and cash flow expected to be generated from future operations will be sufficient to meet our operating needs for the next 12 to 24 months. If our cash flows are less than expected, we may need to raise additional funds sooner to respond to unforeseen technological or marketing hurdles, satisfy unforeseen liabilities or take advantage of unanticipated opportunities. A future transaction could require significant amounts of capital, as could the integration of Worldbridge and ACSI. We may not be able to obtain funds at the time or times needed on terms acceptable to us, or at all. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures.

If our sales forecasts are not realized in a given period or if our operating results fluctuate in any given quarter, our stock price may fall.

     While we receive periodic forecasts from our customers as to their future requirements, these forecasts may not accurately reflect future purchase orders for our products. In addition, the sales cycles of many of our products, particularly our newer products sold internationally, are typically unpredictable and usually involve:

     . a significant technical evaluation by our customers;

     . a commitment of capital and other resources by cable operators;

     . delays associated with cable operators' internal procedures to approve large capital expenditures;

     . time required to engineer the deployment of new technologies or services within broadband networks; and

     . testing and acceptance of new technologies that affect key operations.

     For these and other reasons, our sales cycles generally last three to six months, but can last up to 12 months.

     In addition, because a limited number of large customers account for a significant portion of our sales, the timing of their orders can cause significant fluctuation in our quarterly operating results. A portion of our expenses for any given quarter is typically based on expected sales and if sales are below expectations in any given quarter, the negative impact on our operating results may be increased if we are unable to adjust our spending to compensate for the lower sales. Accordingly, variations in the timing of sales can cause significant fluctuation in our quarterly operating results and may result in a fall in the price of our common stock.

Our stock price may be volatile and you may not be able to resell your shares for a profit.

     The market price of our common stock has fluctuated widely in the past and is likely to fluctuate in the future.

     Factors affecting our stock price may include:

     . variations in operating results from quarter to quarter;

     . changes in earning estimates by analysts;

     . market conditions in the industry; and

     . general economic conditions.

     For example, between December 27, 1999 and January 31, 2000, the price of our common stock dropped from approximately $41.64 to $21.38 per share. Between January 31, 2000 and March 6, 2000, the price of our common stock rose from approximately $21.38 to $51.63 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and you may be unable to resell your shares of our common stock for a profit.

If our international sales do not meet our expectations, then our growth may be less than expected.

     Sales to customers outside of the United States represented 18% of net sales in fiscal 1997, 19% of net sales in fiscal 1998 and 10% of net sales in fiscal 1999. We expect that international sales will represent a substantial portion of our net sales in the future. Although we plan to invest resources to grow our international sales, there can be no guarantee that this investment will succeed. Our international operations are subject to a number of risks, including:

     . spending patterns of international cable operators;

     . import and export license requirements, tariffs, taxes and other trade barriers;

     . fluctuations in currency exchange rates;

     . difficulty in collecting accounts receivable;

     . complying with a wide variety of foreign laws, treaties and telecommunications standards;

     . difficulty in staffing and managing foreign operations; and

     . political and economic instability.

We may be harmed if we are unable to adequately protect our proprietary rights.

     We currently hold 16 United States patents and have a number of patent applications pending. We intend to continue to file patent applications in the future, where we believe appropriate, and to pursue such applications with United States and foreign patent authorities, but we cannot be sure that any other patents will be issued on such applications or that our patents will not be contested. Also, because issuance of a valid patent does not prevent other companies from using alternative, non-infringing technology, we cannot be sure that any of our patents will provide significant commercial protection. In addition to patent protection, we also rely on trade secrets, technical know-how, copyright and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

     Particular aspects of our technology could be found to infringe on the claims of other existing or future patents. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business which could prevent us from developing new products. We cannot predict the extent to which we may be required to seek licenses, or the extent to which they will be available to us on acceptable terms, if at all.

                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced under "Where You Can Find More Information" on page 33 contain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among others, statements regarding our ability to provide complete network solutions, the demand for network integrity, the trend toward more fiber in the HFC network, global demand for our products and services and our ability to integrate Convergence, SVCI, ACSI and Worldbridge. Forward looking statements represent our judgment regarding future events. Although we believe we have a reasonable basis for these forward looking statements, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, our ability to develop new and enhanced products, the unsuccessful deployment of our fiber optic products in the AT&T field trial or failure of the AT&T field trial more generally, continued industry consolidation, the development of competing technology, our ability to carry out our strategic plan and our ability to assimilate Convergence, SVCI, ACSI and Worldbridge. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus and in the other documents filed with the SEC in evaluating our forward looking statements. We have no plans to update our forward looking statements to reflect events or circumstances after the date of this prospectus.

                                    THE PLAN


Introduction

     The C-COR.net Corp. Stock Option Plan (For Employees of Worldbridge Broadband Services, Inc.) was adopted by our Board of Directors in connection with its approval of the Agreement and Plan of Merger dated January 19, 2000 (the "Merger Agreement") among us, C-COR.net Services Acquisition Corp. and Worldbridge. The following is a summary of the Plan in a question and answer format.


Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide a mechanism by which we can administer the options to acquire Worldbridge common stock that were granted under the Worldbridge 1998 Stock Option/Stock Issuance Plan (the "Worldbridge Plan") and assumed and converted by us into options to acquire our common stock in connection with the Merger Agreement. We will not grant any additional options under the Plan.


Administration

2.   Who administers the Plan?

     The Plan is administered by our Board; however, any or all administrative functions of the Board regarding the Plan may be delegated to a committee of two or more Board members appointed by the Board. Members of the Committee serve as the Board determines. Our Board can also terminate the Committee and assume control of the Plan.

     The Plan Administrator (either our Board or the Committee) has the full power and authority to establish rules, regulations and interpretations for the administration of the Plan.

Option Terms

3.   What type of options are outstanding under the Plan?

     The options outstanding under the Plan are either incentive stock options ("Incentive Stock Options") under the Code or options which do not qualify as Incentive Stock Options ("Non-Qualified Options") under the Code.

4.   How did the Merger affect options granted under the Worldbridge Plan?

     In connection with the Merger Agreement, all options granted and outstanding under the Worldbridge Plan immediately prior to the effective time of the merger were assumed and converted by us at the effective time into options to acquire our common stock. Each Worldbridge option was converted into an option to acquire .219166 shares (the "Exchange Ratio") of our common stock, rounded to the nearest whole share, except Incentive Stock Options which were rounded down to the nearest whole share. Additionally, the exercise price per share of each Worldbridge option was divided by the Exchange Ratio rounded to the nearest cent, except that Incentive Stock Options were rounded up. For example, a non-qualified option to purchase 20,000 shares of Worldbridge common stock at $1.6575 per share was converted into an option to acquire 4,383 shares of our common stock at $7.56 per share.

     All Worldbridge options assumed by us are fully vested and the repurchase rights of Worldbridge lapsed as of the Effective Time.

5.   When are options outstanding under the Plan exercisable?

     The term of each option is not greater than ten (10) years from the date it was granted under the Worldbridge Plan. Each option is currently exercisable for the period and for the number of shares as set forth in the documents evidencing the option.

6.   What is the method of payment for the options?

     The exercise price must be paid either (i) in cash or by check made payable to us at the time the option is exercised, (ii) by a promissory note payable in one or more installments to us at our discretion, or (iii) in a cashless transaction where either (a) the purchase price is paid in shares of our common stock held by the optionee for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes and valued at fair market value on the exercise date, or (b) the purchase price is paid through a special sale and remittance procedure by which the optionee provides written instructions (1) to a brokerage firm that we designate to effect the immediate sale of the purchased shares and remit to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by us by reason of the exercise and (2) to deliver the certificates for the purchased shares directly to the brokerage firm in order to complete the sale.

7.   How many shares are subject to the Plan?

     The maximum number of shares of our common stock that may be issued pursuant to options outstanding under the Plan is 196,416 shares. We are offering 26,298 shares issuable upon exercise of options granted under the Plan with the Prospectus. If any option outstanding under the Plan for any reason expires or otherwise terminates without having been exercised in full, the common stock not purchased under the option will not become available under the Plan as no additional options will be granted under the Plan.


Transfer of Options

8.   Can an optionee assign or transfer options under the Plan?

     An option is not transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the person to whom the option is granted only by that person.


Tax Consequences

THIS IS ONLY A SUMMARY. ALL OPTIONEES ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISERS REGARDING THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

9. What are the tax consequences upon the grant and exercise of an option under the Plan?

     An optionee did not recognize any income at the time an Incentive Stock Option or a Non-Qualified Option was granted pursuant to the Worldbridge Plan. Different tax consequences apply to optionees exercising Incentive Stock Options who are subject to the alternative minimum tax. An optionee will not recognize any income at the time the optionee exercises an Incentive Stock Option and purchases our common stock pursuant to the Plan. However, when an optionee exercises a Non-Qualified Option and purchases our common stock pursuant to the Plan, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the Non-Qualified Option and the fair market value of the stock received.

10. Is there a minimum amount of time that an optionee must hold his or her shares prior to disposition?

     There is no minimum amount of time that an optionee must hold his or her shares prior to disposition. However, if an optionee holds his or her shares long enough, the tax consequences may be more favorable (see Question 11).

11. How will any gain or loss from the sale of our common stock purchased pursuant to the Plan be treated?

     Upon any sale of our common stock purchased pursuant to the exercise of a Non-Qualified Option, any gain or loss (the difference between the amount received and the fair market value of the common stock on the date ordinary income was recognized as described in Question 9) will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise (or, if later, the date when income was recognized by the optionee) and otherwise will be a short-term capital gain or loss.

     If an optionee does not dispose of our common stock acquired upon exercise of an Incentive Stock Option within two years after the grant of the Incentive Stock Option and one year after the exercise of the Incentive Stock Option, the gain or loss (if any) on a subsequent sale (the difference between the option exercise price and the amount received) will be a long-term capital gain or loss. If the optionee disposes (whether by sale, exchange or gift) of our common stock acquired upon exercise of an Incentive Stock Option within two years after the date of grant of the Incentive Stock Option or within one year after the exercise of the Incentive Stock Option, the disposition is a "disqualifying disposition," and the optionee will generally recognize income in the year of the "disqualifying disposition" equal to the excess of the amount received for the shares over the option exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the Incentive Stock Option was exercised over the option exercise price will be treated as compensation taxable as ordinary income and the balance, if any, will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the Incentive Stock Option was exercised. However, in the case of a "disqualifying disposition" that is a sale or exchange (other than a sale or exchange with certain persons related to the optionee), the amount of compensation income recognized by the optionee cannot exceed the excess of the amount received over the option exercise price, even where the amount received is less than the fair market value of the shares at the time the incentive stock option was exercised. Different tax consequences apply to optionees disposing of Common Stock acquired upon the exercise of Incentive Stock Options that are subject to the alternative minimum tax.

Other Information

12.  Do optionees have to notify us of any disposition of their shares?

     Yes. Optionees must notify us in writing of the date and terms of any sale or disposition of their shares. Additionally, the optionee must provide us with written assurances that all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule
     144) has been taken. Any transfer of record ownership of shares, including a transfer to a broker or nominee into a "street name" will be treated as a disposition unless the optionee advises us to the contrary. As required by law, we will report income to the appropriate tax authorities.

13.  Can the Plan be changed or discontinued?

     Yes. Our Board may amend the Plan at any time. However, the Board cannot amend the Plan if it will adversely affect the options unless the optionee consents.

14.  What happens to options granted prior to an amendment of the Plan?

     Rights and obligations under any option granted before amendment of the Plan will not be changed by any amendment of the Plan unless the optionee consents in writing.

15.  When does the Plan terminate?

     The Plan terminates on the earliest of (i) August 26, 2008, (ii) the expiration or termination of all options outstanding under the Worldbridge Plan immediately prior to the Effective Time of the Merger, or (iii) the termination of all outstanding options in connection with a merger or consolidation, tender or exchange offer or sale or transfer of our stock or assets. No options will be granted under the Plan after the Effective Date.

                      NON-QUALIFIED STOCK OPTION AGREEMENTS

Introduction

     In addition to offering shares upon the exercise of options granted pursuant to the Plan, we are offering 20,602 shares upon the exercise of options outstanding immediately prior to the effective time of the merger under Non-Qualified Stock Option Agreements between Worldbridge and certain optionees ("Worldbridge Non-Qualified Agreements"), that we assumed and converted (as assumed and converted, "Non-Qualified Agreements") into options to acquire our common stock in connection with the Merger Agreement. The following is a summary of the Non-Qualified Agreements in a question and answer format.

Purpose

1.   What is the purpose of the Non-Qualified Agreements?

     The purpose is to provide a mechanism by which we can administer the options that were assumed and converted by us at the effective time in connection with the Merger Agreement. We will not grant any additional options pursuant to the Non-Qualified Agreements.

Administration

2.   Who administers the Non-Qualified Agreements?

     The Non-Qualified Agreements are administered by our Board.

Option Terms

3.   What type of options are outstanding under the Non-Qualified Agreements?

     The options outstanding under the Non-Qualified Agreements are non-qualified options under the Code.

4. How did the Merger affect options granted under the Worldbridge Non-Qualified Agreements?

     In connection with the Merger Agreement, all options granted and outstanding under the Worldbridge Non-Qualified Agreements immediately prior to the effective time of the merger were assumed and converted by us at the effective time into options to acquire our common stock. Each Worldbridge option was converted into an option to acquire .219166 shares (the "Exchange Ratio") of our common stock, rounded to the nearest whole share. Additionally, the exercise price per share of each Worldbridge Agreement option was divided by the Exchange Ratio and rounded to the nearest cent.

5.   What is the method of payment for the options?

     The exercise price must be paid either: (a) in cash (payment in currency or by certified check, cashier's check, postal money order or wire transfer is considered payment in cash), or (b) in shares of common stock already owned by Optionee or shares subject to the option through a cashless exercise.
     In the event of payment in common stock, the shares used in payment of the purchase price shall be considered payment to the extent of their fair market value on the date of exercise of the option. We have the right to require the optionee to remit to us an amount of cash sufficient to satisfy any federal state and local withholding tax requirements prior to the delivery of any certificate for the shares.

6.   How many shares are subject to the Non-Qualified Agreements?

     The maximum number of shares of our common stock that may be issued pursuant to options outstanding under the Non-Qualified Agreements is 20,602 shares.

Transfer of Options

7.   Can an optionee assign or transfer options under the Non-Qualified
     Agreements?

     An option is not transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the person to whom the option is granted only by that person.


Tax Consequences

THIS IS ONLY A SUMMARY. ALL OPTIONEES ARE ENCOURAGED TO CONSULT WITH THEIR TAX ADVISERS REGARDING THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF EXERCISING OPTIONS PURSUANT TO THE NON-QUALIFIED AGREEMENTS.

8. What are the tax consequences upon the grant and exercise of an option under the Non-Qualified Agreements?

     An optionee did not recognize any income at the time a non-qualified option was granted pursuant to the Worldbridge Non-Qualified Agreements. When an optionee exercises a non-qualified option and purchases our common stock pursuant to the Non-Qualified Agreements, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the non-qualified option and the fair market value of the stock received.

9. Is there a minimum amount of time that an optionee must hold his or her shares prior to disposition?

     There is no minimum amount of time that an optionee must hold his or her shares prior to disposition. However, if an optionee holds his or her shares long enough, the tax consequences may be more favorable (see Question 10).

10. How will any gain or loss from the sale of our common stock purchased pursuant to the Non-Qualified Agreements be treated?

     Upon any sale of our common stock purchased pursuant to the exercise of a Non-Qualified Option, any gain or loss (the difference between the amount received and the fair market value of the common stock on the date ordinary income was recognized as described in Question 8) will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise (or, if later, the date when income was recognized by the optionee) and otherwise will be a short-term capital gain or loss.

Other Information

11.  Can the Non-Qualified Agreements be changed or discontinued?

     Yes, but the Board cannot amend the Non-Qualified Agreements if it will adversely affect the options unless the optionee consents.

12. What happens to options granted prior to an amendment of the Non-Qualified Agreements?

     Rights and obligations under any option granted before amendment of the Non-Qualified Agreements will not be changed by any amendment of the Non-Qualified Agreements unless the optionee consents in writing.

13.  When do the Non-Qualified Agreements terminate?

     Each Non-Qualified Agreement will terminate on the earliest of (i) July 1, 2007, or (ii) the expiration or termination of all options outstanding under such Non-Qualified Agreement.

                                 USE OF PROCEEDS

Shares Offered By Selling Shareholders

     We will not receive any of the proceeds from the sale of the 1,603,577 shares of common stock offered by the selling shareholders.

Shares Offered By Us Upon Exercise of Options

     The net proceeds to us from the sale of the stock offered hereby are estimated to be $216,531, assuming all options are exercised.

     We anticipate that we will use the net proceeds of this offering for working capital or other general corporate purposes. Pending such uses, we intend to invest the net proceeds of this offering in interest-bearing, investment-grade securities.


                              SELLING SHAREHOLDERS

     The table below sets forth information regarding our common stock which has been issued or is issuable to the selling shareholders as of March 23, 2000 and the amount of securities to be sold by them under this prospectus.

     We have filed with the Commission, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on The Nasdaq National Market or in privately negotiated transactions and have agreed to keep the registration statement effective until the securities are no longer required to be registered for the sale thereof by the selling shareholders.

     The table below assumes the exercise of all options exercisable within 60 days of March 23, 2000. The percentages, if any, were calculated based on shares of common stock outstanding as of March 23, 2000, plus the shares issued or issuable to the selling shareholders listed in this prospectus and includes 160,356 shares of common stock issuable to selling shareholders upon termination of an escrow arrangement and 75,434 shares of common stock which were issued or are issuable upon the exercise of outstanding options owned by the selling shareholders.

     For information regarding the selling shareholders' method of distributing the shares, see the section entitled "PLAN OF DISTRIBUTION."

                                        Securities Owned                                  Securities Owned
                                        Prior to Offering                                  After Offering
                                   -----------------------------------------------   ----------------------------
                                                  Shares of                           Number of
                                     Shares of   Common Stock          Percent of     Shares of      Percent of
Name of Selling Shareholder        Common Stock  Offered Hereby/(1)/  Common Stock   Common Stock   Common Stock
---------------------------        ----------------------------       -------------  -------------  -------------
Lisa M. Maney/(5)/                     288,209       288,209                *               0             *
David S. Maney/(3) (5)/                285,292       285,292                *               0             *
Alta Communications VI, L.P./(8)/      193,923       193,923                *               0             *
Douglas R. Munch/(2)/ and Amy E.                                                                          *
 Muench                                131,499       131,499                *               0
Russell L. Cohen/(2) (4)/ and
 Polly Swartzfager                      90,672(12)    64,373                *          26,299(13)         *
Kenneth A. Somberg, M.D.                76,250        76,250                *               0             *
David M. Dodson/(3) (6) (7)/            71,712(12)    49,971                *          21,741(13)         *
Robert F. Schumann                      69,969        69,969                *               0             *
Big Partners I                          66,113        66,113                *               0             *
Brooks Investment L.P.                  66,113        66,113                *               0             *
Eric J. Rosen/(3)/                      55,703(10)    52,416                *           3,287(10)         *
Charles E. Cooper/(2)/ and Sandra
 K. Cooper                              36,477(12)    32,094                *           4,383(13)         *
Phillip W. Seefried, Jr.                33,451        33,451                *               0             *
Charles Brewer                          33,057        33,057                *               0             *
Elon D. Spar and Anne P. Spar           32,639        32,639                *               0             *
Leonard W.  Busse/(3)/ and Gretchen
 G. Busse                               26,335(11)     6,611                *          19,724(11)         *
Debra Somberg                           13,222        13,222                *               0             *
Kevin T. Callaghan                      13,222        13,222                *               0             *
Lawrence R. Buchalter                   13,222        13,222                *               0             *
Smith Barney IRA FBO Burton H.
 Cohen                                  13,222        13,222                *               0             *
Dodson Family Trust - Hannah
 Dodson/(6)/                            12,643        12,643                *               0             *
Dodson Family Trust - Rachel
 Dodson/(6)/                            12,643        12,643                *               0             *
The Millennial Fund                      9,917         9,917                *               0             *
David Amlicke and Maureen                6,611         6,611                *               0             *
 Amlicke
Millennial Holdings, L.L.C               6,611         6,611                *               0             *
Rick Beckett                             6,611         6,611                *               0             *
Alta Comm S By S, LLC/(8)/               4,417         4,417                *               0             *
Burton H. Cohen and Carole L.            3,306         3,306                *               0             *
 Cohen
The Tankersley Family Ltd.
 Partnership/(9)/                        3,306         3,306                *               0             *
Dodson Family Trust - Caroline
 Dodson/(6)/                             2,644         2,644                *               0             *
                                     ------------  ---------                     ------------
Total                                   1,679,011  1,603,577                           75,434
=====                                ============  =========                     ============

*  Less than one percent.

(1) Does not include 46,900 shares of common stock issuable by C-COR.net upon the exercise of certain options which are being offered by C- COR.net pursuant to the prospectus.

(2) Selling shareholder is a current employee of Worldbridge, a wholly owned subsidiary of the Registrant.

(3) Selling shareholder was a director of Worldbridge prior to the time it became a wholly owned subsidiary of the Registrant, but no longer holds such position.

(4) Russell L. Cohen was an officer of Worldbridge, prior to the time it became a wholly owned subsidiary of the Registrant.

(5)  Lisa M. Maney and David S. Maney are husband and wife.

(6)  David M. Dodson is one of two trustees for each of The Dodson Family Trust
     - Hannah Dodson, The Dodson Family Trust - Caroline Dodson and The Dodson Family Trust - Rachael Dodson. In each case, either trustee may act on behalf of the trust.

(7) David M. Dodson is a consultant to C-COR.net and was Chairman of Worldbridge's Board prior to Worldbridge becoming a wholly-owned subsidiary of C-COR.net.

(8) William Egan is the general partner of Alta Communications VI Management Partners, L.P., which is the general partner of Alta Communications
     VI, L.P. Mr. Egan is also one of 20 members of Alta Comm S by S, LLC. Mr. Egan was a Director of Worldbridge prior to the time it became a wholly owned subsidiary of the Registrant, but no longer holds such position.

(9) G. Jackson Tankersley is the general partner of the The Tankersley Family Ltd. Partnership and was a director of Worldbridge prior to the time Worldbridge became a wholly owned subsidiary of the Registrant, but no longer holds such position.

(10) Includes 3,287 shares that are issuable to Mr. Rosen upon the exercise of options that were fully exercisable as of February 18, 2000. The issuance of such shares by C-COR.net upon exercise of such options is being registered on this registration statement.

(11) Includes 19,724 shares that are issuable to Mr. Busse upon the exercise of options that were fully exercisable as of February 18, 2000. The issuance of such shares by C-COR.net upon exercise of such options is being registered on this registration statement.

(12) Includes shares of common stock that are issuable by C-COR.net upon the exercise of options that were fully exercisable as of February 18, 2000.

(13) Consists of shares of common stock that are issuable by C-COR.net upon the exercise of options that were fully exercisable as of February 18, 2000.

                              PLAN OF DISTRIBUTION


Selling Shareholders

     The selling shareholders may sell their shares of common stock from time to time to purchasers directly, either by any such selling shareholder, or by pledgees, donees, transferees or other successors in interest receiving shares from a selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. As used in this section, the term "selling shareholder" includes all such pledgees, donees, transferees or other successors in interest. Alternatively, the selling shareholders may from time to time offer the securities offered hereby through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from some or all of the selling shareholders and/or the purchasers of the securities for whom they may act as agent (which compensation as to a particular broker-dealer might exceed that amount normally received by such broker-dealers). The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling shareholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the securities may be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. To the extent the selling shareholders may be underwriters, they may be subject to statutory liabilities and requirements of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the extent that selling shareholders are underwriters within the meaning of Section 2(11) of the Securities Act, they will be required to deliver a prospectus to their purchasers.

     The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, including in transactions on The Nasdaq National Market or otherwise. The securities may be sold by one or more of the following methods without limitation:

     . to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions may be changed from time to time);

     . a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . an exchange distribution in accordance with the rules of such exchange;

     . face-to-face transactions between sellers and purchasers without a broker or dealer;

     .    through the writing of options; and

     .    other legally available means.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of the shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     At any time a particular offering of securities is made, a revised prospectus or prospectus supplement, if required, will be distributed including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised prospectus or prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities may be sold in private transactions in compliance with Rule 144A or in open market transactions under Rule 144 of the Securities Act, provided they meet the criteria and conform to the requirements of those Rules.

     We are bearing all costs relating to the registration of these securities (other than fees and expenses, if any, of counsel or other advisers to the selling shareholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of these securities will be borne by the selling shareholders selling such securities.

     We have agreed to indemnify the selling shareholders in certain circumstances against certain liabilities, including liabilities that could arise under the Securities Act.

     There is no guarantee that any selling shareholder will sell any or all of the securities offered in this prospectus or that any such selling shareholder will not transfer, devise or gift such securities by other means not described in this prospectus.

     Underwriters participating in any offering made of the shares of common stock offered by this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     When a selling shareholder tells us that they have arranged with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, or other material arrangement, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     . the name of each such selling shareholder and of the participating broker-dealer(s);

     .    the number of securities involved;

     .    the price at which such securities were sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

     .    other facts material to the transaction.

     The selling shareholders and any other person participating in such distribution must comply with the Exchange Act and the rules and regulations. These rules include Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. Furthermore, Regulation M may prohibit persons engaged in the distribution of the securities from simultaneously engaging in market making activities with respect to the particular securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

Shares Offered By Us Upon Exercise of Options

     The common stock offered by us with this prospectus may be sold from time to time by us to the holders of options under the Plan and/or pursuant to option agreements. The shares will be sold when, as and if such holders exercise their options under the terms and conditions of the Plan, the option agreements and their options.

                                  THE COMPANY

     We design, manufacture and market cable network transmission products and provide services and support to cable network operators. Our customers include the largest cable operators in the United States, such as Time Warner, Inc. and AT&T, many of the smaller domestic cable operators and several large international cable operators. We offer a comprehensive range of products, including radio frequency or RF amplifiers, and fiber optic components for the cable headend, node and RF plant. Our services focus on enabling reliable, high-speed, broadband communications over hybrid fiber coax networks, or HFC networks, and include network design, service activation, optimization, management and maintenance.

     Cable operators worldwide have begun upgrading and rebuilding their existing networks to offer high-speed, two-way, broadband services such as Internet delivery, telephony, video-on-demand and digital television. These investments are a result of competitive pressures, industry consolidation, deregulation and technical advancements, particularly in the use of fiber optic equipment. As cable operators have consolidated to achieve economies of scale, non-cable operators, such as Microsoft, Paul Allen, AT&T and America Online, Inc. have made or announced their intent to make substantial investments in the HFC system design, not only validating it as a competitive broadband medium, but increasing the available capital to spend on network upgrades.

     On February 18, 2000, we completed a merger with Worldbridge to strengthen our engineering, technical and service offerings to cable operators and on January 28, 2000 we completed an asset purchase of ACSI to strengthen our engineering and technical services capability. We also acquired SVCI in September 1999 to broaden our product line and increase our technology base to include dense wave division multiplexing, or DWDM, technology and end-to-end fiber optic and RF transmission equipment. Additionally, we acquired Convergence in July 1999 to enhance our broadband management services capability to include an integrated package of network management and support services, such as enhanced management software and a network operations center.

     We recently introduced two new fiber optic products that are currently being used in a field trial of AT&T's LightWire Neighborhood Broadband System in Salt Lake City, Utah. We believe these two products, the MuxNode and the MiniNode, are key components of the next generation of HFC networks. These products provide bi-directional signal transmission featuring multiple forward and reverse paths that support analog and digital video, high-speed data and telephony. This system design provides for the broader deployment of fiber into the network which provides increased bandwidth and network reliability. We recently received initial production orders for both the MuxNode and the MiniNode.

     The increasing size, complexity and traffic over cable networks requires consistent, reliable network performance to meet customer demands. We believe cable network operators will need to substantially increase their investment in high quality, value added services such as network design, activation, Internet enablement, advice on system upgrades and proactive performance management. Given the increased complexity and cost associated with designing, monitoring and maintaining next generation HFC networks, we also believe cable operators will turn to third party providers, such as us, to assist them in enhancing network integrity.

     Our core business strategy is to leverage our over 45 year reputation for quality and service, our strong customer relationships and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable and cost effective network products and service solutions.

     Our principal executive offices are located at 60 Decibel Road, State College, Pennsylvania 16801. Our telephone number is (814) 238-2461. Our manufacturing facilities are in State College and Tipton, Pennsylvania, Santa Clara, California and Tijuana Mexico. We also maintain administrative offices in Almere, The Netherlands; and Hong Kong and a network operations center and administrative offices near Atlanta, Georgia.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.


                                     EXPERTS

     Our restated consolidated financial statements and related restated financial statement schedule as of June 25, 1999 and June 26, 1998, and for each of the years in the three-year period ended June 25, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The restated consolidated financial statements and related restated financial statement schedule, and the report thereon, appear in our annual report on Form 10-K/A (Amendment No. 2) for the fiscal year ended June 25, 1999.

     Our supplemental consolidated financial statements as of June 25, 1999 and June 26, 1998, and for each of the years in the three-year period ended June 25, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The supplemental consolidated financial statements give retroactive effect to our merger with Worldbridge Broadband Services, Inc. which occurred on February 18, 2000, which has been accounted for using the pooling-of-interests method of accounting. The supplemental consolidated financial statements, and the report thereon, appear in our Form 8-K/A dated February 18, 2000, which was filed on March 16, 2000.

     Our supplemental consolidated financial statements as of June 25, 1999 and June 26, 1998, and for each of the years in the three-year period ended June 25, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The supplemental consolidated financial statements give retroactive effect to our mergers with Convergence.com Corporation, which occurred on July 9, 1999, and Silicon Valley Communications, Inc., which occurred on September 17, 1999, both of which have been accounted for using the pooling-of-interests method of accounting. The supplemental consolidated financial statements, and the report thereon, appear in our Form 8-K dated September 17, 1999, which was filed on September 24, 1999 (as amended by our Form 8-K/A dated September 17, 1999, which was filed on October 13,
1999). The supplemental consolidated financial statements set forth in Item 7 of our Form 8-K (as amended by Form 8-K/A) dated September 17, 1999 were subsequently superseded by the restated consolidated financial statements set forth in Item 8 of our annual report on Form 10-K/A (Amendment No. 2) for the fiscal year ended June 25, 1999.

     The consolidated financial statements of Convergence.com Corporation as of December 31, 1998 and 1997, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Convergence.com Corporation, and the report thereon, appear in our Form 8-K/A dated July 9, 1999, which was filed on August 2, 1999.

     The financial statements of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation), and the report thereon, appear in our Form 8-K dated September 17, 1999, which was filed on September 24, 1999 (as amended by our Form 8-K/A dated September 17, 1999, which was filed on October 13, 1999).

     The financial statements of Worldbridge Broadband Services, Inc. as of December 31, 1999 and 1998, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Worldbridge Broadband Services, Inc., and the report thereon, appear in our Form 8-K/A dated February 18, 2000, which was filed on March 16, 2000.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by us (File No. 0-10726) with the Commission are incorporated herein by reference:

          (i) Annual Report on Form 10-K (as amended by Forms 10-K/A filed on September 24, 1999 and March 15, 2000), for the fiscal year ended June 25, 1999;

         (ii) Reports on Form 10-Q for the Periods Ended September 24, 1999 and December 24, 1999;

        (iii) Current Reports on Form 8-K filed on July 15, 1999, July 26, 1999 (as amended by Form 8-K/A filed on August 2, 1999), August 30, 1999, September 24, 1999 (as amended by Form 8-K/A filed on October 13, 1999), December 16, 1999, January 18, 2000, January 20, 2000 (two reports filed), February 24, 2000 and March 3, 2000 (as amended by Form 8-K/A filed on March 16, 2000);

         (iv) The description of our common stock contained in our registration statement on Form 8-A filed with the Commission under the Exchange Act on October 27, 1982, as amended by the Form 8 filed with the Commission on July 3, 1990; and

          (v) The description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the Commission under the Exchange Act on August 30, 1999.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to William T. Hanelly, Vice President - Finance, Secretary and Treasurer, 60 Decibel Road, State College, PA 16801 or (814) 238-2461.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

     Statements contained herein concerning the provisions of documents are necessarily summaries of these documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission.

================================================================================

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.

                           [LOGO OF C-COR.NET CORP.]

                              1,650,477 Shares of
                                 Common Stock

                              ------------------

                                  PROSPECTUS

                              ------------------

                                March 24, 2000

================================================================================